NO. __

                      THIS NOTE IS ONE OF A SERIES OF NOTES
                 OF THE COMPANY (HEREINAFTER REFERRED TO AS THE
                "NOTES") LIMITED TO AN AGGREGATE PRINCIPAL AMOUNT
            NOT TO EXCEED $3,000,000 ISSUED UNDER AND PURSUANT TO THE
           TERMS OF A CONVERTIBLE SUBORDINATED NOTE PURCHASE AGREEMENT
                             DATED AS OF MAY 1, 1996

               THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED
             STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE
                                SECURITIES LAWS.
          THIS NOTE MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE
         DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION
            THEREFROM UNDER SAID ACT AND SUCH STATE SECURITIES LAWS.
      TRANSFERABILITY OF THIS NOTE IS FURTHER LIMITED BY THE PROVISIONS OF
           A CERTAIN CONVERTIBLE SUBORDINATED NOTE PURCHASE AGREEMENT
        DATED MAY 1, 1996, BETWEEN STOCKER & YALE, INC. AND THE PURCHASER
         NAMED THEREIN AND COPIES OF SAID AGREEMENT WILL BE FURNISHED AT
         NO CHARGE UPON WRITTEN REQUEST AND ARE AVAILABLE FOR INSPECTION
                      AT THE OFFICE OF STOCKER & YALE, INC.


                              STOCKER & YALE, INC.
                       7.25% CONVERTIBLE SUBORDINATED NOTE
                               DUE ON MAY 1, 2001


$________                                                          May 3, 1996

         FOR VALUE RECEIVED, Stocker & Yale, Inc., a Massachusetts corporation (the "Company"), hereby promises to pay to the order of __________________________ ____________________ ("Holder"), or its registered assigns, the principal sum of $________, in lawful currency of the United States of America with interest thereon, from and after the date hereof, on the amount of principal from time to time outstanding at the rate of interest set forth below and subject to the following terms and conditions:

         1. Payments of Interest and Principal. From the date of this Note, interest shall accrue on the outstanding principal balance hereof at the rate of 7.25% per annum, payable quarterly in arrears, on the first day of August, November, February and May in each year commencing August 1, 1996 and at maturity. Until maturity or prior prepayment in full, interest only shall be paid. The principal sum of this Note shall be due and payable on May 1, 2001, subject to the limitations set forth below. Rights under this Note are subject to certain limitations set forth below regarding subordination to Senior Debt.

         2. Convertible Subordinated Note Purchase Agreement. This Note is one of a Series of Notes of the Company limited to an aggregate principal amount not to exceed $3,000,000 issued under and pursuant to the terms of a Convertible Subordinated Note Purchase Agreement dated as of May 1, 1996 between the Company and the Purchaser named therein (the "Agreement"), to which Agreement reference is hereby made for a more complete statement of the respective rights, duties and immunities thereunder of the Company and the holders of Notes issued pursuant thereto. All terms used in this Note which are defined in the Agreement and are not otherwise defined herein shall have the meaning assigned to them in the Agreement.

         3. Subordination to Senior Debt. The Company covenants and agrees, and each Holder, for itself and for any subsequent Holder of a Note, by its acceptance hereof, covenants and agrees that the payment of principal and interest hereunder is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment or satisfaction in full of all Senior Debt, as defined below.

         Notwithstanding the foregoing, the Company shall be permitted to pay and the Holder shall be permitted to receive (a) any regularly scheduled payment of interest on this Note and (b) cash payments not to exceed $100.00 in lieu of the issue of fractional shares upon conversion of this Note, unless an event of default has occurred and is continuing under the Senior Debt or an event has occurred and is continuing or a condition exists, which with notice or lapse of time or both would constitute an event of default under the Senior Debt or any of which would be created by such payment, but excluding any default under Senior Debt which might arise solely from failure to pay the subordinated indebtedness represented by this Note at maturity, ("Senior Debt Default"). Notwithstanding any such suspension of any payment, interest shall continue to accrue on the outstanding principal balance of this Note at the rate provided herein until payment in full.

         The Holder shall not demand, assert, collect or enforce this Note or any part thereof except (a) in each such case as necessary, so long as no Senior Debt Default is then continuing, to collect any sums expressly permitted to be paid by the Company as provided above or (b) to the extent (but only to such extent) that the commencement of a legal action may be required to toll the running of any applicable statute of limitation. Subject to the foregoing, if a Senior Debt Default is then continuing or would be created thereby, the Holder shall not demand, assert, collect or enforce this Note or any part thereof against the Company. Until the Senior Debt has been finally paid in full in cash, the Holder shall have no right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of the Company. The Holder will not demand or accept any collateral for the Note.

         At any meeting of creditors of the Company or in the event of any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of the Company or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of the Company or its business, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against the Company for relief under the United States Bankruptcy Code or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension or marshalling of assets or otherwise, the Senior Lender, as defined below, is hereby irrevocably authorized at any such meeting or in any such proceeding to receive or collect for the benefit of the holders of Senior Debt any cash or other assets of the Company distributed, divided or applied by way of dividend or payment, or any securities issued on account of this Note and apply such cash to, or to hold such other assets or securities as collateral for, the Senior Debt and to apply to the Senior Debt any cash proceeds of any realization upon such other assets or securities that the Senior Lender in its discretion so elects until all of the Senior Debt shall have been paid in full in cash, rendering to the Holder any surplus to which the Holder is then entitled.

         At any such meeting of creditors or in the event of any such case or proceeding, the Senior Lender shall have the sole right to vote and otherwise act with respect to the Note (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension).

         As used herein,

                "Senior Debt" shall mean all indebtedness, liabilities and obligations of the Company for money borrowed from banks or other financial institutions whether now outstanding or hereafter created or incurred, including without limitation all obligations of the Company to Fleet National Bank (successor by merger to Fleet National Bank of Massachusetts, formerly known as Shawmut Bank, N.A.), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation all principal, interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by the Credit Agreement between the Company and Shawmut Bank, N.A. dated as of March 6, 1995, as amended, any prior, concurrent, or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of Fleet National Bank, and any amendment, renewal, extension, increase or refinancing provided by any lending institution or institutions of any indebtedness, liabilities and obligations of the types referred to above and Senior Debt shall expressly include any and all interest accruing or out of pocket costs or expenses incurred by the Senior Lender after the date of any filing by or against the Company of any petition under the United States Bankruptcy Code or any other bankruptcy, insolvency or reorganization act.

                "Senior Lender" shall mean Fleet National Bank, as well as any successor thereof, or a representative designated by the holders of more than 50% in principal amount of Senior Debt.

        In the event that any payment of principal or interest or other payment or distribution of assets of the Company shall be received by the Holder hereof after the Holder shall have received notice of a Senior Debt Default and in violation of the subordination provisions of this Note, such payment or distribution shall be held in trust by the Holder hereof for the holder of the Senior Debt, not commingled with any other assets of the Holder and promptly paid over to the holder of the Senior Debt by the Holder hereof in the identical form received with such endorsement as the Senior Lender may require.

        Nothing contained herein is intended to or shall impair or affect the relative rights of the Holder of this Note and creditors of the Company other than the holder of Senior Debt, nor shall anything herein impair, as between the Company and the Holder of this Note, the obligation of the Company, which is unconditional and absolute, to pay the principal and interest on this Note in accordance with its terms, nor shall anything herein prevent the Holder of this Note from exercising all remedies otherwise permitted by applicable law upon its declaration of a default in accordance with the provisions hereof and, subject to the rights, if any, under these subordination provisions of the holders of Senior Debt.

        Nothing contained herein is intended to or shall impair or affect the unilateral right of the Company and any holder of Senior Debt to establish or vary the terms of their lending relationship and nothing contained herein shall be construed as requiring the consent or approval of, or notice to, the Holder hereof in connection therewith.

        4. Conversion. Subject to and upon compliance with the provisions of the Agreement, the Holder of this Note is entitled, at its option, at any time on or before the close of business on May 1, 2001, or in case this Note or a portion hereof is called for redemption, then in respect of this Note or such portion hereof until and including, but (unless the Company defaults in making the payment due upon redemption) not after, the close of business on the fifth Business Day preceding the Redemption Date, to convert this Note (or any portion of the principal amount hereof which is $50,000 or a higher integral multiple of $25,000), at the principal amount hereof, or of such portion, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of the share) of Common Stock of the Company at a conversion price equal to $7.375 aggregate principal amount of Notes for each share of Common Stock (or at the current adjusted conversion price if an adjustment has been made as provided in the Agreement) by surrender of this Note, duly endorsed or assigned to the Company or in blank, to the Company at its office or agency in Salem, New Hampshire or at any other office or agency maintained by the Company for such purposes, accompanied by written notice to the Company that the Holder hereof elects to convert this Note, or if less than the entire principal amount hereof is to be converted, the portion hereof to be converted. The Company's delivery to the Holder of the fixed number of shares of Common Stock of the Company (and any cash in lieu of a fractional share of such Common Stock) into which the Note is convertible shall be deemed to satisfy the Company's obligation to pay the principal amount of the Note and all accrued interest that has not previously been paid. The Common Stock of the Company so delivered shall be treated as issued first in payment of accrued interest and then in payment of principal. Thus, accrued interest shall be treated as paid rather than cancelled, extinguished or forfeited. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but instead of any fractional interest the Company shall pay a cash adjustment as provided in the Agreement. The conversion price is subject to adjustment as provided in the Agreement.

        5. Redemption. Provided that the closing price of the Common Shares has been at least 150% of the then Conversion Price for at least 20 Trading Days within a period of 30 consecutive Trading Days prior to the notice of redemption, the Notes are subject to redemption as a whole or from time to time in part, at the election of the Company at any time on or after May 1, 1998, upon not less than 20 nor more than 60 days' notice by mail, at the following Redemption Prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning May 1 of the years indicated,

                                       Redemption
                         Year             Price

                         1998             106%
                         1999             104%
                         2000             102%

together in the case of any such redemption with accrued interest to the Redemption Date.

        In the event of redemption or conversion of this Note in part only, a new Note or Notes for the unredeemed or unconverted portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

        6. Events of Default. If one or more of the following Events of Default are to occur and be continuing:

                (a) The Company fails to pay any amount due hereunder when due, but only to the extent that such payment is permitted by the terms hereof, and in the case of a permitted payment, such failure continues for a period of ten (10) days following the due date thereof; or

                (b) The occurrence of an event of default as defined in the Agreement between the Company and acceleration of the Notes as provided therein;

then, the Holder of this Note, by written notice to the Company may declare the principal amount of this Note immediately due and payable and, upon such a declaration, the maturity of this Note will accelerate and it will become due and payable, provided, however, that should Holder in any such Event declare this Note due and payable and accelerate the Company's obligations hereunder, any sums otherwise payable to or collectible by Holder shall nonetheless continue to be subject to the subordination provisions hereof and shall be held for the benefit of the holders of the Senior Debt pursuant to the subordination provisions hereof.

        7. Status of Registered Holder. The Company may treat the registered Holder of this Note as the absolute owner of this Note for the purpose of making payments of principal or interest and for all other purposes.

        8. Notices. Any notice required or contemplated by this Note shall be deemed sufficiently given if sent by registered or certified mail or by prepaid overnight delivery to the Company at its principal office or to the registered Holder at the Holder's address shown on the books of the Company or at such other address as the registered Holder may designate in a notice for that purpose and shall be deemed to have been given on the date such notice is received.

        9. No Waiver; Remedies. No failure to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall it preclude any other or further exercise thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        10. Modification; Termination. Neither this Note nor any term of this Note may be modified, waived, discharged, or terminated orally. This Note, and any terms of this Note may be modified, waived, discharged or terminated only with the written consent of the Holder, the Company and the Senior Lender.

        11. Headings. The headings in this Note are solely for convenience of reference and will not affect its interpretation.

        12. Governing Law. This Note shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed in that state.

        13. Seal. This Note shall have the effect of an instrument executed under seal.

        IN WITNESS WHEREOF, the Company has caused this Note to be executed by an officer duly authorized as of the day and year above written.

                                         STOCKER & YALE, INC.


                                         By: _________________________________
                                         Susan A. Sundell
                                         Vice President, Finance and Treasurer




278186.c1

                              STOCKER & YALE, INC.
                                32 Hampshire Road
                           Salem, New Hampshire 03079

                CONVERTIBLE SUBORDINATED NOTE PURCHASE AGREEMENT

              7.25% CONVERTIBLE SUBORDINATED NOTES DUE MAY 1, 2001

                                                                     May 1, 1996

To the Purchaser identified on
the signature page hereto

Gentlemen:

         Stocker & Yale, Inc. a Massachusetts corporation with a principal place of business at 32 Hampshire Road, Salem, New Hampshire 03079 (the "Company"), agrees with you as follows (terms used below not otherwise defined in the text are defined at Section 10 below):


SECTION 1.  DESCRIPTION OF THE FINANCING AND NOTES

         1.1 Authorization of Convertible Subordinated Notes. The Company has authorized the issue of its 7.25% Convertible Subordinated Notes dated as of the Closing Date, defined below, in the aggregate principal amount not to exceed U.S. $3,000,000 in substantially the form of Exhibit A attached hereto (herein the "Notes" and each a "Note"), due May 1, 2001 ("Maturity Date"), to bear interest from the Closing Date at the rate of 7.25% payable quarterly in arrears on the first day of August, November, February and May in each year, commencing August 1, 1996 and at maturity.

         1.2 Purchase and Sale of Notes. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Company contained herein, you agree to purchase from the Company and the Company agrees to sell to you, at the Closing, defined below, Notes in the principal amount set opposite your name on Exhibit B attached hereto at purchase prices set forth opposite your name on Exhibit B. In connection with the issue of the Notes the Company has executed and delivered, agreements identical in all respects hereto with other purchasers of Notes in the initial closing named on Exhibit B and may execute and deliver in a second Closing agreements identical in all respects hereto with additional purchasers of Notes named on a supplement to Exhibit B (such initial or additional purchasers referred to as collectively the "Purchasers" or individually "Purchaser"); however the transactions with you and such other Purchasers shall be considered separate transactions. Notes shall bear the same interest rate regardless of whether issued in the initial Closing or the second Closing but Notes issued in the second Closing may have a different Conversion Price from Notes issued at the initial Closing, dependent on changes in the market price for the Company's Common Stock between the initial and the second Closing.

         1.3 Closing. The initial closing (a "Closing") of the purchase and sale of Notes contemplated by this Agreement shall take place on May 3, 1996 and a second Closing may take place on or before May 30, 1996 or at such other time as shall be mutually agreeable to the additional Purchasers and the Company (the "Closing Date"). At the Closing, the Company shall deliver to you the Note to be purchased by you made payable to you or your nominee (of which you should notify the Company not less than two (2) business days prior to the Closing), against payment of the purchase price therefor by certified or bank cashier's checks or by wire transfer in immediately available funds. At the Closing, the Company shall deliver to you a favorable opinion of its counsel Messrs. Goodwin, Procter & Hoar LLP of Boston, Massachusetts relating to the authorization, issuance and delivery of the Notes, and the Common Stock issuable on conversion of the Notes.

         1.4 Registrar, Paying Agent and Conversion Agent. The Company shall maintain at Salem, New Hampshire or such other location as may be designated by the Company an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar"), an office or agency where Notes may be presented for payment ("Paying Agent") and an office or agency where Notes may be presented for conversion ("Conversion Agent"). The Company shall initially act as Registrar, Paying Agent and Conversion Agent. The Company may enter into an appropriate agency agreement with any third-party Registrar, Co-Registrar, Paying Agent or Conversion Agent (each, an "Agent") which agreement shall implement the provisions of this Agreement that relate to such Agent. The Company shall notify the each Holder of the name and address of any such Agent prior to such Agent's engagement.

         1.5 Paying Agent to Hold Money in Trust. Each Paying Agent shall hold in trust for the benefit of Noteholders, without interest, all money held by the Paying Agent for the payment of principal of or interest on the Notes. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money and hold it as a separate trust fund for the benefit of the Noteholders.

         1.6 Transfer and Exchange. When Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of like kind in other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange if its requirements for such transactions are met; provided, however, that any Note presented or surrendered for registration of transfer or exchange shall be duly endorsed and accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by the Holder thereof or his attorney duly authorized in writing. No service charge shall be made for any registration of transfer or exchange, but the Company, require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

         1.7 Replacement Notes. If a mutilated Note is surrendered to the Company or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall execute and deliver a replacement Note of like kind if the Company's requirements are met. The Company may require an indemnity bond, sufficient in the judgment of the Company, to protect the Company, or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for its expenses in replacing a Note. Every replacement Note is an additional obligation of the Company and shall be entitled to the benefits of this Agreement.

SECTION 2.  SUBORDINATION

         2.1 Notes Subordinated to Senior Debt. The Company, for itself and its successors, and each Holder, by its acceptance of the Notes, agrees, that the payment of the principal of and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Note, to the prior payment in full of all Senior Debt.

         This Section 2 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are made obligees hereunder and they and/or each of them may enforce such provisions.

         2.2      Certain Conversions Not Deemed Payment.

         For purposes of this Section 2 only, (i) the issuance and a delivery of Common Stock upon conversion of Notes shall not be deemed to constitute a payment or distribution on account of the principal of (or premium, if any) or interest on Notes or on account of the purchase or other acquisition of Notes, and (ii) the payment of cash upon conversion of a Note shall be deemed to constitute payment on account of the principal of such Note.

SECTION 3.  REDEMPTION

         3.1 Optional Redemption. If the Company elects, and is permitted, to redeem Notes pursuant to Paragraph 5 of the Notes, it shall give notice to the Purchaser or subsequent holder ("Holder") of the date fixed for such redemption (the "Redemption Date") and the principal amount of Notes to be redeemed at least 20 but not more than 60 days before the Redemption Date, as more fully set forth below.

         3.2 Selection of Notes to be Redeemed. If less than all of the Notes are to be redeemed, the Company shall select the Notes to be redeemed pro rata, by lot or by such manner as the Company considers fair and appropriate (and in such manner as complies with applicable legal and stock exchange requirements, if any).

         Notes and portions of them selected shall be in amounts of $50,000 or higher integral multiples of $25,000. Notes in denominations of $50,000 may be redeemed only in whole.

         If any Note selected for partial redemption is converted in part before the partial redemption is effected, the converted portion of such Note shall be deemed (so far as may be) to be the portion selected for redemption. Notes which have been converted during a selection of Notes to be redeemed shall be treated as outstanding for the purpose of such selection.

         3.3 Notice of Redemption to Holders. At least 20 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption to each Holder of Notes to be redeemed. The notice shall identify the Notes to be redeemed (including the serial numbers thereof in the event less than all of the Notes are to be redeemed) and shall state:

                  (1) the redemption price as set forth in the Note and the amount of accrued interest to be paid;

                  (2)      the Redemption Date;

                  (3)      the Conversion Price;

                  (4) the name and address of the Paying Agent and Conversion Agent;

                  (5) that Notes called for redemption may be converted at any time before the close of the fifth Business Day preceding the Redemption Date, the Conversion Price then in effect, and the place or places where the Notes may be surrendered for conversion;

                  (6) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and that the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price plus accrued and unpaid interest to the Redemption Date upon surrender to the Paying Agent of the Notes redeemed;

                  (7) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price; and

                  (8) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued.

         3.4 Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price. Upon surrender to the Paying Agent, such Notes called for redemption shall be paid at the Redemption Price, plus accrued and unpaid interest to the Redemption Date.

         3.5      Deposit of Redemption Price.

         Not less than one Business Day prior to the Redemption Date, the Company or its designee shall deposit with the Paying Agent in immediately available U.S. Legal Tender money sufficient to pay the Redemption Price of and accrued interest on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date which have been surrendered for conversion. The Paying Agent shall return to the Company any money not required for that purpose, after payment of its fees and expenses and after any other assurances it may reasonably require have been obtained. If any Note called for redemption is converted, any money deposited with any Paying Agent or so segregated and held in trust for the redemption of such Note shall (subject to any right of the Holder of such Note to receive interest) be paid promptly to the Company or, if then held by the Company, shall be discharged from such trust.

         If the Company complies with the preceding paragraph, interest on the Notes to be redeemed will cease to accrue on the applicable Redemption Date, whether or not such Notes are presented for payment. If any Note called for redemption shall not be so paid upon surrender for redemption, interest will be paid, from the Redemption Date until such Redemption Price is paid, on the unpaid principal of and on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes.

         3.6 Notes Redeemed in Part. Upon surrender of a Note that is to be redeemed in part, the Company shall execute and deliver to the Holder a new Note of like kind equal in principal amount to the unredeemed portion of the Note surrendered.


SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser that:

         4.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is qualified to do business as a foreign corporation in the states of New Hampshire and Michigan and in each jurisdiction where failure to so qualify would have a material adverse effect upon the business of the Company. The Company has all requisite corporate power and authority to own its property, to carry on its business as presently conducted and to carry out the transactions contemplated hereby.

         4.2 Validity and Authorization. This Agreement is, and the Notes, when delivered will be, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the judicial exercise of equitable remedies. The execution, delivery and performance of this Agreement and the Notes have been duly authorized by all necessary corporate or other action of the Company.

         4.3 Capitalization. The authorized and issued capital stock of the Company is as set forth in Exhibit C attached hereto. Except as set forth in said Exhibit, all of the presently outstanding shares of capital stock of the Company are fully paid and nonassessable. The Company has authorized and reserved 410,000 shares of its Common Stock for issuance upon conversion of the Notes, and the shares issued upon such issuance will be, when duly paid for according to their terms, validly authorized, issued and outstanding, fully paid and nonassessable. Except as provided above or in said Exhibit, the Company has issued no other shares of its Common Stock and there are no outstanding warrants, options or other rights to purchase or acquire any of such shares. There are no preemptive rights with respect to the issuance or sale of the Company's Common Stock.

         4.4 Financial Statements. The Purchaser has been furnished the audited consolidated financial statement of the Company for the fiscal year ended December 31, 1995, which statement is complete and correct in all material respects, and fairly presents the financial position of the Company on a consolidated basis on the date of such statements and the results of their operations on the applicable basis for the periods covered thereby and has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and prior periods.

         4.5 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the latest balance sheet included in the financial statements referred to in paragraph 4.4, and except for liabilities arising in the ordinary course of its business since the date of said balance sheet, the Company does not have any material accrued or contingent liability arising out of any transactions or state of facts existing prior to the date hereof.

         4.6 Effect of Transactions. The execution, delivery or performance of this Agreement and the agreements and transactions contemplated hereby will not conflict with or result in any default under any contract, obligation, commitment, charter provision, by-law or corporate restriction of the Company or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company except pursuant to this Agreement. The transactions contemplated hereby will not result in a violation of any statute or regulation of any federal, state or local government or agency.

         4.7 Litigation. There is no litigation, suit, claim, or governmental investigation pending or, to its knowledge, threatened against the Company which if adversely determined would have a material adverse effect on the Company.


SECTION 5.  COVENANTS

         5.1 Payment of Notes. The Company shall pay the principal of, premium (if any) and interest on the Notes on the dates and in the manner provided in the Notes and the Redemption Price as and when due, in accordance with the terms of the Notes and this Agreement.

         5.2      SEC Reports.

                   (a) The Company shall furnish each Holder no later than it is required to file with the SEC, copies of the quarterly and annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Sections 13 or 15(d) of the Exchange Act, the Company shall furnish each Holder, no later than it would have been required to file with SEC, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors' report relating to such annual financial statements issued by an accounting firm of nationally recognized reputation) and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," information, documents or other reports comparable to that which the Company would have been required to include in such quarterly or annual reports, as the case may be, if the Company was subject to the requirements of such Sections 13 or 15(d) of the Exchange Act.

                  (b) As long as the Notes remain outstanding, the Company shall cause its annual reports to stockholders (no later than it is required to file with the SEC copies of each such annual report) and any quarterly or other financial reports furnished by it to stockholders pursuant to the Exchange Act to be mailed to the Holders at their addresses appearing in the register of Notes maintained by the Registrar. If the Company is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, the Company shall cause its financial statements referred to in Section 5.2(a) above, including any notes thereto (and, in the case of a fiscal year end, an auditors' report relating to such annual financial statements issued by an accounting firm of nationally recognized reputation) and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," to be so mailed to the Holders within 90 days after the end of each of the Company's fiscal years and within 45 days after the end of each of the first three fiscal quarters of each fiscal year.

         5.3 Conduct of Business; Compliance with Laws. The Company will keep in full force and effect its corporate existence and all material rights, licenses, patents, copyrights, trademarks, trade names and franchises now held by it and useful in its business and comply with all applicable laws and regulations in the conduct of its business.

         5.4 Property Insurance. The Company will keep its insurable properties insured by financially sound and reputable insurers against the perils of liability, casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or similar businesses. The Company will also maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for corporations engaged in the same or a similar business.

         5.5 Maintenance of Properties. The Company will maintain all properties used or useful in the conduct of its business in good repair, working order and condition as necessary to permit such business to be properly and advantageously conducted.


SECTION 6.  PURCHASER REPRESENTATION AND RESALE RESTRICTIONS

         6.1 Purchaser Representations and Covenants. By acceptance of a Note (collectively with any shares of Common Stock issued upon conversion of the Notes, the "Securities"), each Purchaser hereby represents and warrants to the Company as follows:

         (a) The Purchaser is acquiring the Securities as a principal for purposes of investment only and not with a view toward resale or distribution.

         (b) The Purchaser represents that he or she is a sophisticated investor and has such knowledge and experience that he or she is capable of evaluating the risks and merits relating to an investment in the Company and that he or she will be able to bear the loss of any economic risk or loss. The Purchaser will have adequate means for providing for his or her current needs and personal contingencies after investing in the Securities.

         (c) The Purchaser, if it is a corporation or other entity, acknowledges that it, through the officer(s) and/or director(s) and/or other employees responsible for making an investment decision with regard to this purchase, has such knowledge and experience in financial and business matters that it is capable of evaluating the relative risks and merits of this investment, and further acknowledges that the representations and warranties contained in this Section 6 are true and accurate with respect to it.

         (d) The Purchaser, on his own behalf and, if applicable, on behalf of any others for whom he is purchasing, understands and acknowledges the following:

                  (i) the Securities have not been and, except as expressly set forth in Section 9, will not be registered under the Securities Act, and are subject to the restrictions on transfer provided in the Agreement and under applicable laws, rules and regulations; and

                  (ii) the Securities may not be offered, sold, resold or otherwise transferred except pursuant to an effective registration statement or an applicable exemption from registration under the Securities Act.

         (e) The Purchaser hereby agrees to execute and deliver to the Company a United States Internal Revenue Service Form W-9 and all such other documents as may be necessary to comply with United States tax law.

         (f) The Purchaser acknowledges that any delivery of information relating to the Company and the Securities prior to the determination by the Company of the suitability of the Purchaser as a Holder and acceptance of this Agreement by the Company shall not constitute an offer of Securities until such determination of suitability shall be made.

         6.2 Resale Restrictions. The Securities have not been registered under the Securities Act and may not be offered, sold, resold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act. As a condition to any transfer, the Company may require an opinion of counsel in form and substance satisfactory to the Company.

         6.3 Restrictive Legends. Each Security shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  THIS SECURITY [AND THE SHARES THAT MAY BE ACQUIRED UPON THE CONVERSION HEREOF] HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS SECURITY [AND ANY SUCH SHARES] MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND SUCH STATE SECURITIES LAWS. TRANSFERABILITY OF THIS SECURITY [AND SUCH SHARES] IS FURTHER LIMITED BY THE PROVISIONS OF A CERTAIN CONVERTIBLE SUBORDINATED SECURITY PURCHASE AGREEMENT DATED MAY 1, 1996, BETWEEN STOCKER & YALE, INC. AND THE PURCHASER NAMED THEREIN AND COPIES OF SAID AGREEMENT WILL BE FURNISHED AT NO CHARGE UPON WRITTEN REQUEST AND ARE AVAILABLE FOR INSPECTION AT THE OFFICE OF STOCKER & YALE, INC.

SECTION 7.  DEFAULT

         7.1 Events of Default. If and whenever any of the following events or actions (herein "Events of Default") shall occur, namely:

                           (a) If the Company shall default in the payment of any installment of interest on any Note for more than 10 days after the same shall have become due and payable; or

                           (b) If the Company shall default in the performance of or compliance with any provisions of this Agreement or of any certificate, document or instrument delivered to the Purchaser in connection with the transactions contemplated by this Agreement, and such default shall not have been remedied within thirty (30) days after the occurrence thereof; or

                           (c) If any representation or warranty made or given by the Company in this Agreement or in any certificate, document or instrument furnished to the Purchaser in connection with the transactions contemplated by this Agreement shall prove to have been false or incorrect in any material respect as of the date made; or

                           (d) If the Company, shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or the Company or its directors or majority stockholders shall take any action looking to the dissolution or liquidation or suspension of the business of the Company; or

                           (e) If within sixty (60) days after the commencement of any proceeding against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

         7.2 Remedies upon Default. If any Event of Default under Section 7.1(b) or (c) shall occur the holders of at least 51% of the outstanding principal amount of all Notes may by written notice to the Company declare the principal amount of the Notes to be due and payable. The Note shall automatically become immediately due and payable upon the occurrence of an event of Default under Sections 7.1(d) and 7.1(e). Upon the occurrence of an Event of Default under Section 7.1(a), the Holder of any Note may declare the principal amount of such Note to be due and payable. Subject to the foregoing and subject to the subordination provisions in the Note, thereafter, the Holder of any such accelerated Note may proceed to protect and enforce its rights under this Agreement and the Note by a suit in equity, action at law or other appropriate proceeding whether for the specific performance of any agreement contained herein or in the Note or for an injunction against a violation of any of the terms or provisions hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or at law; provided, however, than any sums otherwise payable to or collectible by the Holder shall be subject to the subordination provisions of the Note and be held for the benefit of holders of Senior Debt as provided in the Note. No course of dealing or delay on the part of any such Holder in exercising any right shall operate as a waiver thereof or otherwise prejudice the rights of such Holder and no consent or waiver shall extend beyond the particular case and purpose involved. No remedy conferred hereby or by the Notes shall be exclusive of any other remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

         7.3 Waiver of Past Defaults. The Holder or Holders of at least a majority of the aggregate principal amount of the outstanding Notes by notice to the Company may waive on behalf of Holders of all the Notes an existing Event of Default and its consequences, except a Default in the payment of interest on any Note as specified in Section 7.1(a). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.


SECTION 8.  CONVERSION OF NOTES

         8.1 Right to Convert. Subject to and upon compliance with the provisions of this Section 8, a Holder shall have the right, at its option, at any time on or before the Maturity Date (except that, with respect to any Note or portion of a Note which shall be called for redemption, such right shall terminate at the close of business on the fifth Business Day preceding the date fixed for redemption of such Note or portion of a Note unless the Company shall default in payment due upon redemption thereof) to convert the principal amount of any Note or any portion of such principal amount which is $50,000 or higher integral multiple of $25,000, into that number of fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock (as such shares shall then be constituted) obtained by dividing the principal amount of the Note or portion thereof surrendered for conversion by the Conversion Price (as defined in Section 8.4 hereof) then in effect, by surrender of the Note so to be converted in whole or in part in the manner provided in Section 8.2. A Holder is not entitled to any rights of a holder of Common Stock until such Holder has converted such Notes.

         8.2 Exercise of Conversion Privilege; Issuance of Common Stock on Conversion; No Adjustment for Interest or Dividends. In order to exercise the conversion privilege, the Holder shall surrender such Note to the Conversion Agent, and shall give written notice of conversion in the form provided on Exhibit D hereto (or such other notice which is acceptable to the Company) to the Company at such office or agency that the holder elects to convert such Note or the portion thereof specified in said notice. Such notice shall also state the name or names (with address) in which the certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, and shall be accompanied by transfer taxes, if required pursuant to Section 8.8. Each Note surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Note, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the holder or his duly authorized attorney.

         As promptly as practicable after the surrender of such Note and the receipt of such notice and funds, if any, as aforesaid, the Company shall issue and shall deliver at such office or agency to such Holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Note or portion thereof in accordance with the provisions of this Section 8 and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 8.3. In case any Note of a denomination greater than $50,000 shall be surrendered for partial conversion, the Company shall execute and deliver to or upon the written order of the Holder of the Note so surrendered, without charge to him, a new Note or Notes in authorized denomination in an aggregate principal amount equal to the unconverted portion of the surrendered Note.

         Each conversion shall be deemed to have been effected on the date on which such Note shall have been surrendered and such notice shall have been received by the Company, as aforesaid, and the person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares of Common Stock represented thereby; provided, however, that if any such surrender is made on a date when the stock transfer books of the Company shall be closed, the person in whose name the certificates are to be issued shall become the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such Note shall have been surrendered.

         8.3 Cash Payments in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Notes. If more than one Note shall be surrendered for conversion at one time by the same holder, the number of full shares which shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered. If any fractional share of stock would be issuable upon the conversion of any Note or Notes, the Company shall make an adjustment therefor in cash at the current market value thereof. The market value of a share of Common Stock shall be the average of the last reported sales prices for the twenty consecutive Trading Days immediately preceding the day on which the Notes (or specified portions thereof) are deemed to have been converted.

         8.4 Conversion Price. The Conversion Price shall be as specified in the form of Note set forth in Exhibit A hereto, subject to adjustment as provided in this Section 8.

         8.5 Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time by the Company as follows:

                  (a) In case the Company shall (i) declare a dividend, or make a distribution, in shares of its Common Stock, on any shares of its Capital Stock, (ii) subdivide or reclassify its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of shares, (iv) make a distribution on its Common Stock in shares of its Capital Stock other than Common Stock or (v) issue by reclassification of its Common Stock shares of its Capital Stock, the conversion privilege and the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other Capital Stock of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above had such Note been converted immediately prior to the happening of such event. An adjustment made pursuant to this subsection (a) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. In the event such dividend, issue or distribution is not so made, the conversion privilege and the Conversion Price then in effect shall be readjusted to the conversion privilege and the Conversion Price which would then be in effect if such dividend, issue or distribution had not been declared or made.

                  (b) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 8.5(b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                  (c) Anything in this Section 8.5 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Conversion Price, in addition to those required by this Section 8.5, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

                  (d) Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly file with any Conversion Agent an Officers' Certificate setting forth the Conversion Price after such adjustment and setting forth in reasonable detail the facts requiring such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each Note at his last address appearing on the Note register maintained by the Registrar.

                  (e) In any case in which this Section 8.5 provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Holder of any Note converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such Holder any amount in cash in lieu of any fraction pursuant to
         Section 8.3.

         8.6 Effect of Reclassification, Consolidation, Merger or Sale. If any of the following events occur, namely (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Company with another corporation shall be effected as a result of which holders of Common Stock issuable upon conversion of the Notes shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock or
(iii) any sale or conveyance of the properties and assets of the Company as, or substantially as, an entirety to any other corporation, then the Company or such successor or purchasing corporation, as the case may be, shall execute a supplemental agreement providing that each Note shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of such Notes immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such supplemental agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section
8. The Company shall cause notice of the execution of such supplemental agreement to be mailed to each Holder at his address appearing on the Note register maintained by the Registrar. If securities deliverable upon conversion of Notes as provided above, are themselves convertible into the securities of an affiliate of the formed surviving transferee corporation, the issuer shall join in the supplemental agreement which shall so apply.

         If this Section 8.6 applies with respect to a transaction, Section 8.5 shall not apply with respect to that transaction.

         The above provisions of this Section shall similarly apply to successive reclassifications, consolidations, mergers and sales.

         8.7 Voluntary Adjustment. The Company at any time may decrease the Conversion Price, temporarily or otherwise, but in no event shall such decrease result in a Conversion Price less than the par value of the Common Stock at the time such decrease is made.

         Whenever the Conversion Price is decreased pursuant to this Section 8.7, the Company shall mail to the Holders a notice of the decrease. The Company shall mail the notice at least 15 days before the date the decreased Conversion Price takes effect. The notice shall state the decreased Conversion Price and the period it will be in effect.

         8.8 Taxes on Shares Issued. The issue of stock certificates upon conversion of Notes shall be made without charge to the converting Noteholder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any Note converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         8.9 Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares to provide for the conversion in full of all Notes from time to time as such Notes are presented for conversion.

         Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Price. In no event, however, shall shares of Common Stock be issued at below par value.

         The Company covenants that all shares of Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and nonassessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

         8.10     Notice to Holders Prior to Certain Actions.

         In case:

                           (1) the Company shall declare a dividend (or any other distribution) on its Common Stock, subdivide or reclassify its outstanding Common Stock into a greater number of shares or combine its outstanding Common Stock into a smaller number of shares; or

                           (2) the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or other securities; or

                           (3) the Company shall effect any reclassification or change of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value) or, of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

                           (4) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

the Company shall cause notice of such proposed action or event to be mailed to each Holder at his address appearing on the Note register maintained by the Registrar, as promptly as possible but in any event at least 20 days prior to the record date or expected effective date. In any event, such notice shall specify the record date for the purpose of and the date any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up or other event is expected to commence or become effective. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation, winding-up or termination.


SECTION 9. REGISTRATION RIGHTS.

         9.1 "Piggy-Back" Registration Rights. If at any time or times after the Closing Date, the Company shall determine or be required to register any shares of its Common Stock for sale under the Securities Act (whether in connection with a public offering of securities by the Company, a public offering of securities by stockholders of the Company, or both, but not in connection with a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the SEC under the Securities Act is applicable), the Company will promptly give written notice thereof to the Holders. In connection with any such registration, if within 20 days after the receipt of such notice one or more Holders, request the inclusion of some of all of the Registrable Securities (but not any other shares) held by them in such registration, the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which such Holders request to be registered in a writing delivered to the Company within 20 days after the notice given by the Company; provided however, that in the case of the first two such registrations, the Company may limit the number of Registrable Securities to be included in such registration to 50% of the total number of Registrable Securities. "Registrable Securities" means the Common Stock issued or issuable upon conversion of the Notes; provided, however, that any such Common Stock shall cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Registrable Securities become eligible for sale pursuant to any provision of 144 (or any similar provision then in force) under the Securities Act or (iii) such Common Stock cease to be outstanding.

         In the case of the registration of shares of Common Stock by the Company in connection with an underwritten public offering, (i) the Company shall not be required to include any Registrable Securities in such underwriting unless the Holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriter or underwriters selected by it, and (ii) if the underwriter(s) determines that marketing factors require a limitation on the number of Registrable Securities to be offered, the Company shall not be required to register Registrable Securities of the Holders in excess of the amount, which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in excess of any amount to be registered for the Company, and in the event of any such limitation, the number of Registrable Securities of any Holder requesting inclusion in such registration shall be based pro rata the relative holdings of Registrable Securities of all Holders requesting such registration.

         All expenses relating to the registration and offering of Registrable Securities pursuant to this Section 9.1 shall be borne by the Company, except that the Holders shall bear underwriting and selling commissions attributable to their Registrable Securities being registered and any transfer taxes on shares being sold by such Holders.

         9.2 Required Registration. If on any one occasion not later than the second anniversary of the Closing Date Holders of a majority in interest of the Notes and Registrable Securities shall notify the Company in writing that they intend to offer or cause to be offered for public sale all or any portion of their Registrable Securities, the Company will notify all of the Holders of such notification. Upon the written request of any such Holder delivered to the Company within 20 days after receipt from the Company of such notification, the Company will either (i) elect to make a primary offering, in which case the rights of such Holders shall be as set forth in Section 9.1 above (except that the Company shall not be permitted to limit the number of shares which may be registered by any Holder except as the Holders may otherwise consent in their sole discretion, provided that any such limitation shall be effected on a pro rata basis based on the relative ownership of Common Stock of such requesting Holders), or (ii) use its best efforts to cause such of the Registrable Securities as may be requested by any Holders (including the Holder or Holders giving the initial notice of intent to register) to be registered under the Securities Act in accordance with the terms of this

Section 9.2. All expenses of such registrations and offerings (other than underwriting and selling commissions attributable to the Registrable Securities) in connection with any registration pursuant to this Section 9.2 shall be borne by the Company. The Company may postpone the filing of any registration statement required under this Section 9.2 for a reasonable period of time, not to exceed 60 days during any twelve-month period, if the Company has been advised by legal counsel that such filing would require a special audit or the disclosure of a material impending transaction or other matter and the Company determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company. The Company shall not be required to cause a registration statement requested pursuant to this Section 9.2 to become effective prior to 90 days following the effective date of a registration statement initiated by the Company, if the request for registration has been received by the Company subsequent to the giving of written notice by the Company, made in good faith, to the Holders to the effect that the Company is commencing to prepare a company-initiated registration statement (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Commission under the Securities Act is applicable); provided, however, that the Company shall use its best efforts to achieve such effectiveness promptly.

         9.3 Further Obligations of the Company. Whenever under the preceding Sections 9.1 and 9.2 the Company is required to register any Registrable Securities, it agrees that it shall also do the following:

         (a) Use its best efforts (with due regard to the management of the ongoing business of the Company) to diligently prepare and file with the SEC a registration statement and such amendments and supplements to said registration statement and the prospectus used in connection therewith as may be necessary to keep said registration statement effective and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration statement for the lesser of (i) 90 days or (ii) the period necessary to complete the proposed public offering;

         (b) Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as such Holder may reasonably request to facilitate the public offering of its or his Registrable Securities;

         (c) Enter into any reasonable underwriting agreement required by the proposed underwriter for the selling Holders, if any;

         (d) Use its best efforts to register or qualify the securities covered by said registration statement under the securities or "blue-sky" laws of such jurisdictions as any selling Holders may reasonably request, provided that the Company shall not be required to register or qualify the securities in any jurisdictions which require it to qualify to do business or subject itself to general service of process therein;

         (e) Immediately notify each selling Holder, at any time when a prospectus relating to its or his Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of any such selling Holder, prepare a supplement or amendment of such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus willing not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

         (f) Cause all such Registrable Securities to be listed on each securities exchange or quoted in each quotation system on which similar securities issued by the Company are then listed or quoted.

         9.4       Indemnification and Contribution.

                  (a) Incident to any registration statement referred to this
Section 9, and subject to applicable law, the Company will indemnify and hold harmless each underwriter, each Holder of Registrable Securities (including its respective directors, officers, employees and agents) so registered, and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (including any related preliminary or definitive prospectus, or any amendment or supplement to such registration statement or prospectus), (ii) any omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading, or (iii) any violation by the Company of the Securities Act, any state securities or "blue sky" laws or any rule or regulation thereunder in connection with such registration, provided, however, that the Company will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on (A) an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished in writing to the Company by such underwriter, Holder or controlling person expressly for use in such registration statement or (B) any preliminary prospectus, to the extent that any such loss, claim, damage or liability results solely from an untrue statement of a material fact contained in, or the omission of a material fact from, such preliminary prospectus which untrue statement or omission was corrected in the final prospectus.

         With respect to any such untrue statement or omission or alleged untrue statement or omission in the information furnished in writing to the Company by such Holder expressly for use in such registration statement, such Holder will indemnify and hold harmless each underwriter, the Company (including its directors, officers, employees and agents), each other Holder of Registrable Securities (including its respective directors, officers, employees and agents) so registered, and each person who controls any of them within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act, from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise to the same extent provided in the immediately preceding sentence.

         (b) If the indemnification provided for in Section 9.4(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party under this Section 9.4, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the other selling Holders and the underwriters from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the other selling Holders and the underwriters in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, the selling Holders and the underwriters shall be deemed to be in the same respective proportions as the net proceeds from the offering (before deducting expenses) received by the Company and the selling Holders and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities. The relative fault of the Company, the selling Holders and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the selling Holders or the underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Holders, and the underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9.4(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person found guilty of fraudulent misrepresentation (within the meaning of Section 9(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         (c) The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 9.4 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. The indemnification and contribution provided for in this Section 9.4 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties.

         9.5 Restrictions on Sale. In the event of an underwritten public offering for the account of the Company, upon the written request (the "Lock-up Request") of the managing underwriter (or underwriters) of such offering, each Holder agrees not to effect any public sale or distribution of any securities similar to those being registered in such offering (other than pursuant to such offering), including, without limitation, through sales of securities pursuant to a registration statement filed pursuant to Section 9.1 or 9.2, during the 14 days prior to, and during the 180-day period beginning on the effective date of the registration statement relating to such underwritten public offering (the "Lock-up Period"); provided, however, that the Holders shall not be required to comply with such Lock-up Request unless the Company simultaneously demands analogous restrictions on sale and uses all reasonable efforts to obtain from all other persons who are contractually bound with the Company to comply with such Lock-up Requests and from the Company's directors. In the event of the delivery of a Lockup Request, the time periods for which a resale registration statement is required to be kept effective pursuant to Section 9.3 hereof shall be extended by the number of days during the Lock-up Period.


SECTION 10.  DEFINITIONS

         "Affiliate" means, with respect to any referenced Person, (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such referenced Person, (ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of the combined voting power of the total outstanding Voting Stock of such referenced Person or (iii) of which 10% or more of the combined voting power of the total outstanding Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) directly or indirectly through one or more intermediaries is beneficially owned or held by such referenced Person, or a Subsidiary of such referenced Person. When used herein without reference to any Person, Affiliate means an Affiliate of the Company. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power, alone or together with others, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agent" means any Registrar, Paying Agent, Conversion Agent or co-Registrar.

         "Agreement" means this convertible Subordinated Note Purchase Agreement, as amended from time to time.

         "Business Day" means a day that is not a Legal Holiday.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of corporate stock of such Person, including each class of common stock and preferred stock and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

         "Closing" - see Section 1.3.

         "Closing Date" - see Section 1.3.

         "Common Stock" means the Common Stock, $.001 par value per share, of the Company authorized at the date of this Agreement and stock of any other class into which such presently authorized Common Stock, $.001 par value per share, may be changed.

         "Company" means Stocker & Yale, Inc., a Massachusetts corporation.

         "Conversion Agent" - see Section 1.4.

         "Conversion Price" - see Section 8.4.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Event of Default" - see Section 7.1.

         "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time.

         "GAAP" means generally accepted accounting principles as in effect in the United States of America at the time such principles are being applied pursuant to this Agreement.

         "Holder" or "Noteholder" means the person in whose name a Note is registered on the Registrar's books.

         "Interest Payment Date" means the stated maturity of an installment of interest on the Notes.

         "Legal Holiday" means with respect to a particular place of payment a Saturday or Sunday or a day on which banking institutions at such place are not required to be closed.

         "Lock-up Period - see Section 9.5.

         "Lock-up Request" - see Section 9.5.

         "Maturity Date" means May 1, 2001.

         "Notes" means the 7.25% Convertible Subordinated Notes due May 1, 2001.

         "Officer" means the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Secretary, the Clerk or the Controller of the Company.

         "Officers' Certificate" means a certificate signed by any two Officers of the Company.

         "Paying Agent" - see Section  1.4.

         "Person" or "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision, agency or instrumentality thereof or other entity or organization of any kind.

         "Purchaser" - see Section 1.2.

         "Redemption Date," - see Section 3.1.

         "Redemption Price," when used with respect to any Note to be redeemed, means the price fixed for such redemption pursuant to this Agreement as set forth in such Note.

         "Registrable Notes" - see Section 9.1.

         "Registrar" - see Section 1.4.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder, each as amended from time to time.

         "Securities" - see Section 6.1.

         "Senior Debt" shall have the meaning provided in the Note.

         "Subsidiary" means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is, at the time, directly or indirectly, owned by the Company, by a Subsidiary or Subsidiaries of the Company (as the case may be) or by the Company (as the case may be) and a Subsidiary or Subsidiaries of the Company (as the case may be) or
(ii) any other Person (other than a corporation) in which the Company, one or more Subsidiaries of the Company (as the case may be), or the Company (as the case may be) and one or more of its Subsidiaries (as the case may be), directly or indirectly, at the date of determination thereof, has at least a majority ownership interest. When used herein without reference to any Person, "Subsidiary" means a subsidiary of the Company.

         "Trading Days" with respect to Common Stock means (i) if the Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business or (ii) if the Common Stock is quoted on the NASDAQ National Market System or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system.

         "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

         "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors, managers or trustees of any Persons (irrespective of whether or not at the time stock of any class or classes will have or might have, voting power by the reason of the happening of any contingency).


SECTION 11.  MISCELLANEOUS

         11.1 Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof and of the Notes and all statements contained in any certificate or other document delivered by the Company hereunder or in connection herewith shall be deemed to constitute representations and warranties made by the Company herein.

         11.2 Place of Payment. The Company will pay the interest and premium on and any prepayments of principal of the Notes without any presentment thereof and without notation of such payment being made thereon, notwithstanding any contrary provisions of this Agreement or the Notes, by check duly mailed to the Holder at the address shown at the beginning of this Agreement or in accordance with any unrevoked written direction from the Holder to the Company. Each Holder agrees that, prior to the sale or transfer of any Note, such Holder shall either
(i) surrender said Note to the Company in exchange for a new Note in the principal amount equal to the unpaid balance of principal of the Note surrendered and otherwise having the same terms and provisions of the Note surrendered or (ii) make a notation on said Note of the extent to which payment has been made on account of the principal thereof and furnish the Company with a certificate stating that such notation has been made. Each Holder further agrees to promptly notify the Company of the name and address of any transferee of any Notes issued to such Holder, if such transferee is known to such Holder.

         11.3 Amendments and Waivers. Changes in or additions to this Agreement or the Notes may be made or compliance with any term, covenant, agreement, condition or provision set forth herein or therein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), or representatives to act on behalf of the holders of all of the Notes may be designated, upon written consent of the Company and the holders of at least 51% of the face amount of Notes, respectively, then outstanding; provided, however, that no change shall be made in the Subordination provisions of the Note without the consent of the holder of Senior Debt; and provided further the Holder will not accept, hold or demand collateral for the Note; and provided further that no change, addition, omission or waiver which causes any change in or extension of the time of payment of the principal amount of, or the reduction of the principal amount of, or reduction of the rate of interest on, or the extension of the time of payment of interest on, any Note, or causes any change in the subordination provisions applicable to any Note, shall be made without the written consent of the holder of such Note.

         11.4 Governing Law. This Agreement and the Notes shall be deemed a contract made under the laws of The Commonwealth of Massachusetts and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state.

         11.5 Notices. All notices, requests, consents and demands shall be in writing and shall be mailed, postage prepaid, to the Company or to the Holder at their respective addresses first above written or to such other address as may be furnished in writing to the other party hereto.

         11.6 Binding Effect. This Agreement be binding upon, and inure to the benefit of the Company and the Purchaser and their respective successors and assigns.

         11.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

         11.8 Effect of Headings. The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF this Agreement has been executed as a sealed instrument as of May 1, 1996 by the duly authorized representatives of the Company.

                                           STOCKER & YALE, INC.

Corporate Seal
                                           By ______________________________

ATTEST:

                                           Clerk



CONFIRMED AND ACCEPTED:


_______________________________
Purchaser




273791.c7